EXHIBIT 4
JOINT FILING AGREEMENT
          Each of the undersigned hereby agrees that the Statement on Schedule 13D, dated February 10, 2010 (the “Schedule 13D”), with respect to the common stock of Quixote Corporation is, and any amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of February 10, 2010.

QUIXOTE CORPORATION, as successor in interest to THP MERGER CO.
By:	/s/ S. Theis Rice
	Name:	S. Theis Rice
	Title:	Vice President and Secretary

TRINITY INDUSTRIES, INC.
By:	/s/ William A. McWhirter II
	Name:	William A. McWhirter II
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to
Joint Filing Agreement (Schedule 13D)